Exhibit 3.11

CERTIFICATE OF FORMATION

OF

JV TANKER CHARTERER LLC

* * * * * * *

FIRST:	The name of the limited liability company is JV Tanker Charterer LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington. DE. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of JV Tanker Charterer LLC this 16th day of October, 2006.

/s/ Celia Montgomery
Celia Montgomery, Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:43 PM 10/16/2006

Filed 12:37 PM 10/16/2006

SRV 060946088 - 4235716 FILE